Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-206184, File No. 333-196909 and File No. 333-116998) of Novation Companies, Inc. of our report dated October 25, 2017 relating to the consolidated financial statements that appear in this Annual Report on Form 10-K as of and for the year ended December 31, 2016..

/s/ BOULAY PLLP
Minneapolis, MN
October 25, 2017